Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR

AND FOURTH-QUARTER 2012 RESULTS

Highlights

•

Net income per share, as adjusted[1], of $1.44 (diluted) for the year ended December 31, 2012, and $0.61 (diluted) for the 2012 fourth quarter, excluding charges in both periods[2]; compared to $1.31 (diluted) and $0.01 (diluted) for the respective 2011 periods

•	Operating revenue[1] of $1,971 million for 2012, up 5% from full-year 2011; fourth-quarter 2012 operating revenue of $574 million, up 22% from prior-year period

•	Financial Advisory operating revenue of $1,049 million for 2012, up 6% from full-year 2011; Financial Advisory fourth-quarter 2012 operating revenue of $309 million, up 19% from prior-year period

•

M&A and Other Advisory operating revenue of $793 million for 2012, up 13% from full-year 2011; M&A and Other Advisory fourth-quarter 2012 operating revenue of $234 million, up 40% from prior-year period

•

Asset Management operating revenue of $882 million for 2012, effectively matching the record full-year 2011 period; fourth-quarter 2012 operating revenue of $245 million, up 20% from prior-year period and up 11% from third-quarter 2012

•

Assets under management as of December 31, 2012, a record $167 billion, up 18% from year-end 2011 and up 4% from September 30, 2012. Net inflows of $2.7 billion for full-year 2012; net outflows of $47 million for fourth-quarter 2012

•	Implementation of recently announced cost saving initiatives on plan, with related fourth-quarter 2012 charge of $103 million

•	Return of capital to shareholders totaling $540 million[3] in 2012

($ in millions, except per share data and AUM)	Year Ended December 31,			Fourth Quarter
	2012	2011	%’12-’11	2012	2011	%’12’-11
As Adjusted[1]
Operating revenue	$1,971	$1,884	5%	$574	$469	22%
Financial Advisory	$1,049	$992	6%	$309	$260	19%
Asset Management	$882	$883	—	$245	$204	20%
Net income[2]	$195	$179	9%	$82	$1	n/m *
Diluted net income per share[2]	$1.44	$1.31	10%	$0.61	$0.01	n/m *
U.S. GAAP
Net income	$84	$175	(52)%	$(5)	$(5)	—
Diluted net income per share	$0.65	$1.36	(52)%	$(0.05)	$(0.04)	(25)%
Assets Under Management
Ending AUM ($ in billions)	$167	$141	18%
Average AUM ($ in billions)	$156	$152	2%	$164	$140	17%

*	not meaningful

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

Note: Endnotes are on page 12 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 20.

NEW YORK, February 7, 2013 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $1,971 million for the year ended December 31, 2012. Net income, as adjusted1, was $195 million, or $1.44 per share (diluted) for the full year. These results exclude pre-tax charges of $103 million relating to the implementation of recently announced cost saving initiatives in the fourth quarter of 2012 and $25 million relating to staff reductions in the first quarter of 2012.

Fourth-quarter 2012 operating revenue was $574 million. Net income, as adjusted, was $82 million, or $0.61 per share (diluted) for the fourth quarter of 2012. These results exclude pre-tax charges of $103 million relating to recently announced cost saving initiatives in the fourth quarter.

Full-year 2012 net income on a U.S. GAAP basis was $84 million, or $0.65 per share (diluted). Fourth-quarter 2012 net loss on a U.S. GAAP basis was $5 million, or $(0.05) per share. A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 20 of this press release.

“Lazard’s 2012 results underscore the strength and resilience of our business model,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Operating revenue is near record levels, reflecting the increasing diversification of our global franchise and our ability to anticipate the evolving needs of our clients.”

“As we reinforce the breadth and depth of our client services around the world, we are building shareholder value by enhancing our profitability and increasing our operating leverage. Lazard is well positioned for growth as the macro environment improves,” said Mr. Jacobs.

“The implementation of cost saving initiatives we announced in October is on track,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “We are making progress toward our financial goals set in April 2012, which include an operating margin of 25% in 2014, based on 2012 activity levels.”

“In 2012, we returned $540 million in capital to shareholders, about 16% of Lazard’s year-end market capitalization,” said Mr. Bucaille. “This was a strong year for returning capital to shareholders as we achieved our goal of returning $200 million in surplus cash while paying a special dividend and accelerating the year’s final quarterly dividend. Going forward, we remain committed to offsetting potential share dilution from equity-related compensation, and it is our plan to continue to deploy future excess cash toward dividends, share repurchases and debt repurchases.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Structure Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Full Year

Financial Advisory operating revenue was $1,049 million in the full year of 2012, 6% higher than 2011, reflecting an increase in Strategic Advisory operating revenue, offset by a decrease in Restructuring operating revenue.

Strategic Advisory operating revenue was $866 million, 9% higher than 2011, driven by a 13% increase in M&A and Other Advisory revenue compared to the prior-year period.

Restructuring operating revenue was $183 million, 8% lower than 2011, generally in line with the industry-wide low level of corporate restructuring activity. Lazard was the leader in global completed and announced restructurings in 2012.*

During 2012, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital structure and sovereign advisory, in the Americas, Europe and Asia.

Lazard advised on several of the largest global M&A transactions announced in 2012, including (clients are in italics): Deutsche Telekom on the $32.8 billion combination of T-Mobile and MetroPCS; Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it does not already own; GDF Suez/Electrabel in the $12.6 billion acquisition of the 30% stake it did not already own in International Power; and Qatar Holding on its stake in Xstrata in connection with the proposed merger with Glencore International.

Our Sovereign Advisory business remained active in worldwide assignments, including: advising the government of Greece on the completion of its successful bond exchange, the largest in history; acting as financial agent to the U.S. Department of Treasury with respect to General Motors and Ally Financial; and advising the Kazakhstan Sovereign Wealth Fund-owned BTA Bank JSC on its restructuring and recapitalization plan.

During 2012 we were involved in many of the most notable recent restructurings, including: Lehman Brothers; the Allied Pilots Association with respect to American Airlines; Eastman Kodak; Hostess Brands; and Tribune Company.

Please see a more complete list of M&A and Restructuring assignments on which Lazard advised on pages 9-11 of this release.

*	Source: Thomson Reuters

Fourth Quarter

Financial Advisory operating revenue was $309 million in the fourth quarter of 2012, 19% higher than the fourth quarter of 2011.

Strategic Advisory operating revenue was $261 million, 41% higher than the fourth quarter of 2011. This included a 40% increase in M&A and Other Advisory revenue compared to the prior-year period, due in part to a higher level of closings prior to year-end.

Restructuring operating revenue was $48 million, 36% lower than the strong fourth quarter of 2011.

Please see a list of M&A and Restructuring assignments on which Lazard advised in the 2012 fourth quarter, or continued to advise, or completed since December 31, 2012, on pages 9-11 of this release.

Asset Management

Full Year

Asset Management operating revenue was $882 million in the full year of 2012, essentially matching the record full-year 2011 period. Net inflows were $2.7 billion for the year. Despite volatile equity markets, Asset Management has achieved net inflows in five of the past six years.

Assets under management (AUM) were a record $167 billion as of December 31, 2012, up 18% from December 31, 2011, reflecting market appreciation and net inflows. AUM as of December 31, 2012, was up 4% from September 30, 2012. Average AUM of $156 billion in 2012 was 2% higher than average AUM in 2011.

Management fees were $806 million in 2012, 1% lower than 2011, reflecting the 2% increase in average AUM, a change in the mix of our AUM, and foreign exchange fluctuations.

Incentive fees during the period totaled $44 million, 66% higher than 2011, reflecting the performance of certain traditional and alternative strategies.

In 2012, we continued to invest in our Asset Management business, extending our investment platforms with new strategies. In addition, Lazard Asset Management opened an office in Zurich, increasing our distribution and investment capabilities.

We continued to win significant new mandates in most of our major platforms from clients around the world. A sample of these new mandates is reflected in the investor presentation on our website.

Fourth Quarter

Asset Management operating revenue was $245 million in the fourth quarter of 2012, a 20% increase over the prior-year period and 11% higher than the third quarter of 2012. Net outflows were $47 million in the fourth quarter of 2012.

Average AUM for the fourth quarter of 2012 was $164 billion, 17% higher than the prior-year period and 5% higher than the third quarter of 2012.

Management fees were $209 million in the fourth quarter of 2012, 10% higher than the prior-year period and 3% higher than the third quarter of 2012. The sequential increase is generally consistent with the increase in average AUM.

Incentive fees were $27 million in the fourth quarter of 2012, compared to $5 million in the prior-year period, primarily reflecting the performance of alternative strategies, as well as certain traditional strategies.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1 for full-year 2012 was $1,218 million, which excludes related 2012 charges2, compared to $1,168 million for 2011. The corresponding adjusted GAAP compensation ratio was 61.8% for the year, compared to 62.0% for 2011.

The 2012 adjusted GAAP compensation ratio includes, among other items, amortization expense related to 2008 deferred compensation, which had a comparatively longer, four-year vesting period. For full-year 2012, we expensed approximately $40 million related to the 2008 grants, or 2% of 2012 operating revenue.

Our 2012 awarded compensation ratio was 59.4%, compared to our 2011 awarded compensation ratio of 62.0%. Awarded compensation expense for 2012 was $1,171 million, essentially unchanged from 2011, even as operating revenue rose 5%.

Our goal remains to grow awarded compensation expense at a slower rate than revenue growth, and to achieve a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 for full-year 2012 was $421 million, excluding related 2012 charges2, 5% higher than 2011. In 2012, non-compensation expense was negatively impacted by higher occupancy costs and transaction-related third-party fees, partly offset by lower professional fees. The ratio of adjusted non-compensation expense to operating revenue for 2012 was 21.4%, essentially unchanged compared to 2011.

Adjusted non-compensation expense for the fourth quarter of 2012, excluding related 2012 charges, was $115 million, 6% higher than the prior-year period. The ratio of adjusted non-compensation expense to operating revenue for fourth-quarter 2012 was 20.0%, compared to 23.2% for fourth-quarter 2011.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $53 million for full-year 2012 and $15 million for the fourth quarter of 2012. The effective tax rate on such adjusted basis was 21.3% for full-year 2012, compared to 20.7% for full-year 2011.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In 2012, we achieved our objective of returning $200 million of surplus cash4 to shareholders, in advance of our year-end 2013 target.

For the full-year 2012, Lazard returned $540 million to shareholders, which included $140 million in dividends, $355 million in share repurchases and $45 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The $140 million of dividends included $23 million in a fourth-quarter special dividend of $0.20 per share on outstanding Class A common stock and $23 million in acceleration of the fourth-quarter dividend of $0.20 per share on outstanding Class A common stock, which ordinarily would have been payable in February 2013.

In the fourth quarter of 2012, we repurchased 4.6 million shares of our Class A common stock for $132 million, at an average price of $28.76 per share. This brought total share repurchases in full-year 2012 to $355 million, at an average price of $27.66 per share.

Lazard’s financial position remains strong. Our cash and cash equivalents at December 31, 2012, were $850 million, the majority of which were invested in U.S. Government and agency money market funds. As of December 31, 2012, total stockholders’ equity related to Lazard’s interests was $570 million.

COST SAVING INITIATIVES

In Lazard’s third-quarter 2012 earnings release, the firm announced cost saving initiatives expected to result in approximately $125 million in annual savings from our existing cost base.

The cost saving initiatives are intended to improve the firm’s profitability with minimal impact on revenue growth. Approximately $85 million relates to compensation expenses associated with reduced staffing, and approximately $40 million to non-compensation expense. The cost saving initiatives include: streamlining our corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; and creating greater flexibility to retain and attract the best people and invest in new growth areas.

Associated implementation expenses are expected to range between $110 million and $130 million and to be primarily compensation-related. The implementation of these initiatives proceeded according to plan during the fourth quarter of 2012, and associated expenses were $103 million in the quarter, with the remainder expected to occur in the first half of 2013. Approximately 75% of the implementation expenses are expected to be paid in cash.

Lazard continues to make progress toward the financial goals announced in April 2012. As of December 31, 2012, we have achieved:

•	An awarded compensation-to-operating revenue ratio[1] of 59.4%, down from 62.0% for 2011

•	An adjusted non-compensation expense-to-operating revenue ratio[1] of 21.4%, approximately even with 2011.

•	An operating margin based on awarded compensation[5] of 19.2%, up from 16.8% for 2011. We are making progress toward our operating margin target of 25% in 2014 based on 2012 activity levels

•	Return of capital to shareholders totaling $540 million[3], including $200 million in surplus cash[4] one year ahead of target

We believe our financial discipline is increasing the firm’s operating leverage, putting Lazard in a strong position to benefit from potential revenue growth.

***

CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on Thursday, February 7, 2013, to discuss the company’s financial results for the fourth quarter and full year of 2012. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 206-4835 (U.S. and Canada) or +1 (913) 312-1447 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST February 7, 2013, through February 21, 2013, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 4223141.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

***

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain our employees.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

***

FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2012)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2012 on which Lazard advised were the following:

•	Carrefour in the €2.0 billion sale of its business in Colombia to Cencosud

•	Hertz’s $2.3 billion acquisition of Dollar Thrifty

•	ANF Immobilier’s €786 million sale of a real estate portfolio to a consortium led by Foncière des Murs and to funds managed by Grosvenor

•	OPNET Technologies’ $1.0 billion sale to Riverbed

•	HiSoft Technology’s $750 million merger of equals with VanceInfo Technologies to form Pactera Technology International

•	Independent Non-Executive Directors of ENRC in the company’s $550 million acquisition of the remaining 49.5% of Camrose Resources not already owned by ENRC

•	BHP Billiton’s $430 million sale of its Yeelirrie uranium deposit to Cameco

•	Trimble Navigation’s $335 million acquisition of TMW Systems

•	Piraeus Bank in its acquisition of Société Générale’s 99.1% stake in Geniki Bank

•	Oriental Trading Company’s sale to Berkshire Hathaway

•	Magnablend’s sale to Univar

•	ArrMaz Custom Chemicals on its sale to Golden Gate Capital

•	L’Oréal’s acquisition of Urban Decay

•	Synchronous Aerospace Group’s sale to Precision Castparts

•	The Rock Creek Group on the sale of a minority interest to Wells Fargo Asset Management

•	HOCHTIEF’s sale of a 45% interest in the Vespucio Norte Express toll highway to a consortium led by Brookfield

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2012 fourth quarter, or continued to advise, or completed since December 31, 2012, are the following:

•	Deutsche Telekom on the $32.8 billion combination of T-Mobile and MetroPCS

•	Microsoft in its role in Dell’s $24.4 billion going-private transaction

•

Anheuser-Busch InBev’s $20.1 billion acquisition of the remaining stake in Grupo Modelo it does not already own and Grupo Modelo’s related $1.9 billion sale of its 50% interest in Crown Imports to Constellation Brands

•	IntercontinentalExchange’s $8.2 billion acquisition of NYSE Euronext

•	Caisse des Dépôts’ €2.6 billion indirect acquisition of Silic from Groupama

•	Cerberus in Albertsons’ $3.6 billion acquisition of five grocery banners from SUPERVALU and tender offer for up to 30% of SUPERVALU’s outstanding public shares

•	Total’s €2.4 billion proposed sale of TIGF to a consortium

•	Ameristar Casinos’ $2.8 billion sale to Pinnacle Entertainment

•	Permian Mud Service (parent company of Champion Technologies and CorsiTech) in its $2.2 billion merger with Ecolab

•	PPG Industries on the $2.1 billion merger of its commodity chemicals business with Georgia Gulf

•	Athene Holding in its $1.6 billion acquisition of Aviva’s U.S. annuity and life insurance operations

•	The Special Committee of CNH Global on Fiat Industrial’s $1.7 billion acquisition of the remaining shares in CNH Global that it does not already own

•	CH Energy Group’s $1.5 billion sale to Fortis

•	Principal Financial Group’s $1.5 billion acquisition of Cuprum

•	LNR Property’s $1.05 billion sale to Starwood Property Trust and Starwood Capital Group

•	EQT in the exchange of its natural gas distribution business with SteelRiver Infrastructure Partners for $720 million and the receipt of assets and other consideration

•	The Special Committee of CreXus Investment Corp. in the company’s sale to Annaly Capital Management for an implied valuation of $1.0 billion

•	Petra Foods’ $950 million sale of its cocoa ingredients business to Barry Callebaut

•	Sportingbet in its £485 million proposed sale to William Hill and GVC Holdings

•	Unilever in the $700 million sale of its Skippy peanut butter business to Hormel

•	Eastman Kodak’s $525 million sale of its digital imaging patents to a consortium

•	Qatar Holding on its approximately 12% stake in Xstrata in connection with the proposed merger with Glencore International

•	Caisse des Dépôts on the reorganization of Dexia

•	EADS on the reorganization of its governance and shareholding structure

•	Jereissati Group and Renosa in the merger of Norsa, Renosa and Guararapes

•	Scailex on the sale of an interest in Partner Communications to Saban Capital Group

•	Hera’s merger with AcegasAps

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2012 on which Lazard advised include: Tribune Company, NewPage Corporation and LSP Energy in connection with their Chapter 11 filings; Crest Nicholson on its refinancing; EurotaxGlass’s on its debt restructuring; GoldenTree and other investors on the capital injection and ownership structure simplification of BAWAG P.S.K.; Imagina Media Audiovisual on its debt refinancing; Praktiker on the funding of its strategic and operational restructuring program; and the senior lenders to TORM on the company’s debt restructuring.

Notable Chapter 11 bankruptcies on which Lazard advised debtors or creditors, or related parties, during or since the fourth quarter of 2012, are:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Consumer/Food: Hostess Brands

•	Gaming, Entertainment and Hospitality: Indianapolis Downs, MSR Resorts

•	Power & Energy: A123 Systems

•	Professional/Financial Services: Ambac

•	Technology/Media/Telecom: Eastman Kodak, LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the fourth quarter of 2012, are:

•	Belvédère – advising the FRN noteholder committee

•	Financial Guaranty Insurance Company (FGIC) – advisor to Weil, Gotshal & Manges in its capacity as counsel to the New York Liquidation Bureau

•	Mediannuaire Holding – advising the working group of first and second lien lenders in connection with the company’s debt restructuring

•	Munshaat – on its debt restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	PMI – advisor to the receiver of PMI on certain asset dispositions

***

ENDNOTES

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]

2012 results exclude pre-tax charges of $25 million in the first quarter related to staff reductions and $103 million in the fourth quarter related to the implementation of cost saving initiatives. These include non-compensation charges of $3 million in the first quarter and $3 million in the fourth quarter of 2012. Comparisons to full-year 2011 also exclude an $18 million pre-tax gain on the repurchase of our subordinated debt in 2011, and pre-tax charges aggregating $11 million related to the write-off of an option prepayment and a provision for a lease contract for our UK offices.

[3]

In 2012 we: (i) paid $140 million to our shareholders in dividends, which included both a special dividend and an accelerated dividend; (ii) repurchased 12.8 million shares of our Class A common stock for $355 million, at an average price of $27.66 per share; and (iii) satisfied employee tax obligations of $45 million in cash in lieu of share issuance upon vesting of equity grants. Approximately 4.5 million shares of our share repurchases, at a cost of $120 million, served to directly offset the expected potential dilution upon vesting from our 2011 year-end equity-based compensation awards.

[4]	Surplus cash is defined as that which is not needed for regulatory, tax or other business purposes, or which is reserved for accrued compensation.

[5]

Operating margin based on awarded compensation is defined as operating revenue ($1,971 million in 2012), minus awarded compensation expense ($1,171 million in 2012), minus adjusted non-compensation expense ($421 million in 2012), divided by operating revenue.

LAZ-G

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2012	2012	2011	2012	2011
Revenues:

Financial Advisory
M&A and Other Advisory	$233,517	$171,417	$167,099	36%	40%
Capital Raising	27,685	14,174	17,691	95%	56%

Strategic Advisory	261,202	185,591	184,790	41%	41%
Restructuring	48,095	34,382	75,704	40%	(36%)

Total	309,297	219,973	260,494	41%	19%

Asset Management
Management fees	208,637	202,324	190,073	3%	10%
Incentive fees	26,755	10,606	5,373	NM	NM
Other	9,815	7,397	8,960	33%	10%

Total	245,207	220,327	204,406	11%	20%

Corporate	19,143	2,911	3,807	NM	NM

Operating revenue (b)	$573,647	$443,211	$468,707	29%	22%

Expenses:

Compensation and benefits expense (c)	$341,766	$278,070	$337,007	23%	1%

Ratio of compensation to operating revenue	59.6%	62.7%	71.9%

Non-compensation expense (d)	$114,908	$95,113	$108,674	21%	6%

Ratio of non-compensation to operating revenue	20.0%	21.5%	23.2%

Earnings:

Earnings from operations (e)	$116,973	$70,028	$23,026	67%	NM

Operating margin (f)	20.4%	15.8%	4.9%

Net income (g)	$81,627	$35,384	$1,431	NM	NM

Diluted net income per share	$0.61	$0.26	$0.01	NM	NM

Diluted weighted average shares	133,855,611	135,380,036	135,721,618	(1%)	(1%)

Effective tax rate (h)	15.1%	26.7%	NM

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended December 31,
($ in thousands, except per share data)	2012	2011	% Change
Revenues:

Financial Advisory
M&A and Other Advisory	$792,928	$700,539	13%
Capital Raising	73,403	93,888	(22%)

Strategic Advisory	866,331	794,427	9%
Restructuring	182,759	197,743	(8%)

Total	1,049,090	992,170	6%

Asset Management
Management fees	806,044	818,038	(1%)
Incentive fees	43,661	26,245	66%
Other	32,470	38,494	(16%)

Total	882,175	882,777	—

Corporate	39,551	8,922	NM

Operating revenue (b)	$1,970,816	$1,883,869	5%

Expenses:
Compensation and benefits expense (c)	$1,217,791	$1,168,229	4%

Ratio of compensation to operating revenue	61.8%	62.0%
Non-compensation expense (d)	$421,023	$399,677	5%

Ratio of non-compensation to operating revenue	21.4%	21.2%
Earnings:
Earnings from operations (e)	$332,002	$315,963	5%

Operating margin (f)	16.8%	16.8%
Net income (g)	$194,907	$178,614	9%

Diluted net income per share	$1.44	$1.31	10%

Diluted weighted average shares	135,116,690	137,629,525	(2%)
Effective tax rate (h)	21.3%	20.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2006	2007	2008	2009	2010	2011	2012
ADJUSTED U.S. GAAP BASIS (c)
Base salary and benefits	$397.8	$456.2	$467.7	$422.6	$452.9	$506.4	$515.8
Cash incentive compensation	470.6	562.1	224.7	404.6	472.8	372.4	367.2

Total cash compensation and benefits	868.4	1,018.3	692.4	827.2	925.7	878.8	883.0
Amortization of deferred incentive awards	23.0	104.8	238.3	333.4	240.5	289.4	334.8

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$891.4	$1,123.1	$930.7	$1,160.6	$1,166.2	$1,168.2	$1,217.8

% of Operating Revenue	56.7%	55.7%	55.6%	71.7%	58.9%	62.0%	61.8%

AWARDED BASIS
Total cash compensation and benefits (per above)	$868.4	$1,018.3	$692.4	$827.2	$925.7	$878.8	$883.0
Deferred year-end incentive awards	203.9	336.7	351.7	239.3	292.7	282.4	272.4

Compensation and benefits - before special deferred incentive awards	1,072.3	1,355.0	1,044.1	1,066.5	1,218.4	1,161.2	1,155.4
Sign-on and other special deferred incentive awards (j)	12.8	87.9	179.6	39.2	27.3	40.0	42.1
Year-end foreign exchange adjustment (k)	6.9	6.6	(9.7)	5.6	3.3	(4.6)	1.4

Total Compensation and benefits - Notional	1,092.0	1,449.5	1,214.0	1,111.3	1,249.0	1,196.6	1,198.9
Adjustment for actual/estimated forfeitures (l)	(23.8)	(35.2)	(21.7)	(17.1)	(27.8)	(28.0)	(27.4)

Total Compensation and benefits - Awarded	$1,068.2	$1,414.3	$1,192.3	$1,094.2	$1,221.2	$1,168.6	$1,171.5

% of Operating Revenue - Awarded Basis	68.0%	70.2%	71.2%	67.6%	61.7%	62.0%	59.4%

Memo:
Total value of deferred equity-based year end incentive awards	$198.9	$332.2	$202.3	$233.8	$261.4	$192.7	TBD

Equity-based year end awards - share equivalents (‘000)	3,971	8,787	6,489	6,477	5,775	6,932	TBD

Price at issuance	$50.08	$37.81	$31.17	$36.10	$45.26	$27.80	TBD

Deferred compensation awards ratio (m)	19.1%	23.8%	29.5%	21.9%	24.0%	24.2%	23.3%

Operating revenue	$1,571.1	$2,014.8	$1,675.1	$1,617.6	$1,978.5	$1,883.9	$1,970.8

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2012	2012	2011	2012	2011
Total revenue	$580,857	$449,464	$473,109	29%	23%
Interest expense	(20,164)	(20,658)	(21,331)

Net revenue	560,693	428,806	451,778	31%	24%
Operating expenses:
Compensation and benefits	445,602	283,818	338,934	57%	31%

Occupancy and equipment	32,854	25,680	30,668
Marketing and business development	25,888	19,096	29,577
Technology and information services	23,750	21,474	22,646
Professional services	12,859	8,514	13,929
Fund administration and outsourced services	12,090	13,179	12,016
Amortization of intangible assets related to acquisitions	2,187	2,494	7,019
Other	10,660	7,825	11,447

Subtotal	120,288	98,262	127,302	22%	(6%)
Provision pursuant to tax receivable agreement	—	—	429

Operating expenses	565,890	382,080	466,665	48%	21%

Operating income (loss)	(5,197)	46,726	(14,887)	NM	65%

Provision (benefit) for income taxes	(1,091)	13,053	(6,764)	NM	NM

Net income (loss)	(4,106)	33,673	(8,123)	NM	49%
Net income (loss) attributable to noncontrolling interests	1,259	372	(3,330)

Net income (loss) attributable to Lazard Ltd	($5,365)	$33,301	($4,793)	NM	(12%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	114,747,744	115,603,351	119,369,997	(1%)	(4%)
Diluted	114,747,744	135,380,036	119,369,997	(15%)	(4%)

Net income (loss) per share:
Basic	($0.05)	$0.29	($0.04)	NM	(25%)
Diluted	($0.05)	$0.26	($0.04)	NM	(25%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
	December 31,	December 31,
($ in thousands, except per share data)	2012	2011	% Change
Total revenue	$1,994,013	$1,919,638	4%
Interest expense	(81,565)	(90,126)

Net revenue	1,912,448	1,829,512	5%
Operating expenses:
Compensation and benefits	1,351,129	1,168,945	16%

Occupancy and equipment	113,163	100,698
Marketing and business development	95,573	88,411
Technology and information services	86,892	83,212
Professional services	43,958	48,324
Fund administration and outsourced services	51,390	52,793
Amortization of intangible assets related to acquisitions	8,359	11,915
Other	38,099	39,286

Subtotal	437,434	424,639	3%
Provision pursuant to tax receivable agreement	—	429

Operating expenses	1,788,563	1,594,013	12%

Operating income	123,885	235,499	(47%)

Provision for income taxes	31,100	44,940	(31%)

Net income	92,785	190,559	(51%)
Net income attributable to noncontrolling interests	8,476	15,642

Net income attributable to Lazard Ltd	$84,309	$174,917	(52%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	116,953,989	118,032,020	(1%)
Diluted	129,325,622	137,629,525	(6%)
Net income per share:
Basic	$0.72	$1.48	(51%)
Diluted	$0.65	$1.36	(52%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	December 31,	December 31,
($ in thousands)	2012	2011
ASSETS
Cash and cash equivalents	$850,190	$1,003,791
Deposits with banks	292,494	286,037
Cash deposited with clearing organizations and other segregated cash	65,232	75,506
Receivables	478,043	504,455
Investments	414,673	378,521
Goodwill and other intangible assets	392,822	393,099
Other assets	493,439	440,527

Total Assets	$2,986,893	$3,081,936

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$269,763	$288,427
Accrued compensation and benefits	467,578	383,513
Senior debt	1,076,850	1,076,850
Other liabilities	521,162	466,290

Total liabilities	2,335,353	2,215,080
Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,282	1,230
Additional paid-in capital	846,050	659,013
Retained earnings	182,647	258,646
Accumulated other comprehensive loss, net of tax	(110,541)	(88,364)

	919,438	830,525
Class A common stock held by subsidiaries, at cost	(349,782)	(104,382)

Total Lazard Ltd stockholders’ equity	569,656	726,143
Noncontrolling interests	81,884	140,713

Total stockholders’ equity	651,540	866,856

Total liabilities and stockholders’ equity	$2,986,893	$3,081,936

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31,	September 30,	December 31,
	2012	2012	2011	Qtr to Qtr	YTD
Equities	$138,171	$132,231	$116,362	4.5%	18.7%
Fixed Income	22,718	21,905	17,750	3.7%	28.0%
Alternative Investments	4,600	4,753	5,349	(3.2%)	(14.0%)
Private Equity	1,398	1,428	1,486	(2.1%)	(5.9%)
Cash	173	94	92	84.0%	88.0%

Total AUM	$167,060	$160,411	$141,039	4.1%	18.4%

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
AUM - Beginning of Period	$160,411	$135,812	$141,039	$155,337

Net Flows	(47)	(294)	2,741	(1,048)
Market and foreign exchange appreciation (depreciation)	6,696	5,521	23,280	(13,250)

AUM - End of Period	$167,060	$141,039	$167,060	$141,039

Average AUM	$163,816	$140,136	$155,549	$152,072

% Change in average AUM	16.9%		2.3%

Note: Average AUM is generally based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Operating Revenue
Net revenue - U.S. GAAP Basis	$560,693	$428,806	$451,778	$1,912,448	$1,829,512

Adjustments:
Gain on repurchase of subordinated debt	—	—	—	—	(18,171)
Revenue related to noncontrolling interests (n)	(3,963)	(1,193)	(2,351)	(14,104)	(16,696)
Loss (gain) related to Lazard Fund Interests (“LFI”) and other similar arrangements	(2,918)	(4,728)	(937)	(7,557)	3,024
Interest expense	19,835	20,326	20,217	80,029	86,200

Operating revenue, as adjusted	$573,647	$443,211	$468,707	$1,970,816	$1,883,869

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$445,602	$283,818	$338,934	$1,351,129	$1,168,945

Adjustments:
Charges pertaining to cost savings initiatives (Q4)	(99,987)	—	—	(99,987)	—
Charges pertaining to staff reductions (Q1)	—	—	—	(21,754)	—
(Charges) credits pertaining to LFI and other similar arrangements compensation liability	(2,918)	(4,728)	(937)	(7,557)	3,024
Compensation related to noncontrolling interests (n)	(931)	(1,020)	(990)	(4,040)	(3,740)

Compensation & benefits expense, as adjusted	$341,766	$278,070	$337,007	$1,217,791	$1,168,229

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$120,288	$98,262	$127,302	$437,434	$424,639

Adjustments:
Charges pertaining to cost savings initiatives (Q4)	(2,589)	—	—	(2,589)	—
Charges pertaining to staff reductions (Q1)	—	—	—	(2,905)	—
Write-off of Lazard Alternative Investment Holdings option prepayment	—	—	(5,500)	—	(5,500)
Provision for onerous lease contract for UK facility	—	—	(5,539)	—	(5,539)
Amortization of intangible assets related to acquisitions	(2,187)	(2,494)	(7,019)	(8,359)	(11,915)
Non-compensation expense related to noncontrolling interests (n)	(604)	(655)	(570)	(2,558)	(2,008)

Non-compensation expense, as adjusted	$114,908	$95,113	$108,674	$421,023	$399,677

Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	($5,197)	$46,726	($14,887)	$123,885	$235,499

Other adjustments:
Charges pertaining to cost savings initiatives (Q4)	102,576	—	—	102,576	—
Charges pertaining to staff reductions (Q1)	—	—	—	24,659	—
Gain on repurchase of subordinated debt	—	—	—	—	(18,171)
Write-off of Lazard Alternative Investment Holdings option prepayment	—	—	5,500	—	5,500
Provision for onerous lease contract for UK facility	—	—	5,539	—	5,539
Revenue related to noncontrolling interests (n)	(3,963)	(1,193)	(2,351)	(14,104)	(16,696)
Interest expense	19,835	20,326	20,217	80,029	86,200
Expenses related to noncontrolling interests (n)	1,535	1,675	1,560	6,598	5,748
Amortization of intangible assets related to acquisitions	2,187	2,494	7,019	8,359	11,915
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”)	—	—	429	—	429

Earnings from operations, as adjusted	$116,973	$70,028	$23,026	$332,002	$315,963

Net Income attributable to Lazard Ltd
Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	($5,365)	$33,301	($4,793)	$84,309	$174,917
Adjustments:
Charges pertaining to cost savings initiatives (Q4)	102,576	—	—	102,576	—
Charges pertaining to staff reductions (Q1)	—	—	—	24,659	—
Gain on repurchase of subordinated debt	—	—	—	—	(18,171)
Write-off of Lazard Alternative Investment Holdings option prepayment	—	—	5,500	—	5,500
Provision for onerous lease contract for UK facility	—	—	5,539	—	5,539
Tax (benefits) allocated to adjustments	(15,542)	140	(4,634)	(21,108)	—
Amount attributable to LAZ-MD Holdings	(1,340)	(49)	(390)	(2,449)	411
Adjustment for full exchange of exchangeable interests (o):
Tax adjustment for full exchange	(200)	5	(190)	(643)	(1,135)
Amount attributable to LAZ-MD Holdings	1,498	1,987	399	7,563	11,553

Net income, as adjusted	$81,627	$35,384	$1,431	$194,907	$178,614

Diluted net income (loss) per share:
U.S. GAAP Basis	($0.05)	$0.26	($0.04)	$0.65	$1.36

Non-GAAP Basis, as adjusted	$0.61	$0.26	$0.01	$1.44	$1.31

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (n) below), (iii) interest expense primarily related to corporate financing activities, and (iv) for the twelve month period ended December 31, 2011, excludes the gain on repurchase of the Company’s subordinated debt. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (n) below), (iii) for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost-savings initiatives (see (g) below), and (iv) for the twelve month period ended December 31, 2012, certain first quarter charges pertaining to staff reductions (see (g) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (n) below), (iii) for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost-savings initiatives (see (g) below), and (iv) for the twelve month period ended December 31, 2012, certain first quarter charges pertaining to staff reductions (see (g) below). The three and twelve month periods for 2011 are also adjusted to exclude a provision for an onerous lease contract for the Company’s leased facility in the U.K. and a charge related to the write-off of a partial prepayment of the Company’s option to acquire the fund management activities of Lazard Alternative Investment Holdings. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (n) below), (iv) for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost-savings initiatives (see (g) below), (v) for the twelve month period ended December 31, 2012, certain first quarter charges pertaining to staff reductions (see (g) below), (vi) for the twelve month period ended December 31, 2011, gain on repurchase of the Company’s subordinated debt, (vii) for the three and twelve month periods for 2011 a provision for an onerous lease contract for the Company’s leased facility in the U.K. and a charge related to the write-off of a partial prepayment of the Company’s option to acquire the fund management activities of Lazard Alternative Investment Holdings, and (viii) for the three and twelve month periods ended December 31, 2011, a provision pursuant to the tax receivable agreement of $429. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the three and twelve month periods ended December 31, 2012, charges pertaining to cost-savings initiatives including severance benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated and other non-compensation related costs, net of applicable tax benefits, (ii) for the twelve month period ended December 31, 2012, certain first quarter charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits, (iii) for the twelve month period ended December 31, 2011, excludes gain on repurchase of the Company’s subordinated debt, net of applicable tax, (iv) for the three and twelve month periods ended December 31, 2011, a provision for an onerous lease contract for the Company’s leased facility in the U.K. and a charge related to the write-off of a partial prepayment of the Company’s option to acquire the fund management activities of Lazard Alternative Investment Holdings. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(h)	Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is the provision (benefit) for income taxes of $14,572, $12,908 and ($1,511) for the three month periods ended December 31, 2012, September 30, 2012 and December 31, 2011, respectively, and $52,772 and $46,504 for the twelve month periods ended December 31, 2012 and 2011, respectively, and the denominator of which is pre-tax income (loss) of $97,300, $46,726 and ($3,419) for the three month periods ended December 31, 2012, September 30, 2012 and December 31, 2011, respectively, and $251,041 and $228,796 for the twelve month periods ended December 31, 2012 and 2011, respectively, exclusive of net income (loss) attributable to noncontrolling interests of $1,101, ($1,566) and ($3,339) for the three month periods ended December 31, 2012, September 30, 2012 and December 31, 2011, respectively, and $3,362 and $3,678 for the twelve month periods ended December 31, 2012 and 2011, respectively.

(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2006	2007	2008	2009	2010	2011	2012
Compensation & benefits expense - U.S. GAAP Basis	$891,421	$1,123,068	$1,128,253	$1,309,240	$1,194,168	$1,168,945	$1,351,129
Adjustments:
Charges pertaining to cost savings initiatives (Q4)	—	—	—	—	—	—	(99,987)
Charges pertaining to staff reductions (Q1)	—	—	—	—	—	—	(21,754)
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	—	—	—	—	3,024	(7,557)
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	—	(24,860)	—	—
Acceleration of unamortized restricted stock units	—	—	—	(86,514)	—	—	—
Acceleration of unamortized deferred cash awards	—	—	—	(60,512)	—	—	—
LAM Equity Charge	—	—	(197,550)	—	—	—	—
Compensation related to noncontrolling interests (n)	—	—	—	(1,657)	(3,098)	(3,740)	(4,040)

Compensation & benefits expense, as adjusted	$891,421	$1,123,068	$930,703	$1,160,557	$1,166,210	$1,168,229	$1,217,791

LAZARD LTD

Notes to Financial Schedules (continued)

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires.

(k)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.

(l)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2007-2009 represent actual forfeiture experience. The 2010-2012 amounts represent estimated forfeitures.

(m)	Deferred compensation awards ratio is year end incentive awards excluding special incentive awards that are outside of the year-end compensation process such as sign-on and retention awards, divided by total awarded compensation.

(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)

(o)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM	Not meaningful

TBD	To be determined